Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

NewAmsterdam Pharma Company N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value €0.12 per share, to be issued under the LTIP	Rules 457(c) and 457(h)	276,235 (2)	$19.58 (3)	$5,408,681.30	$147.60 per $1,000,000	$798.33

Equity	Ordinary Shares, nominal value €0.12 per share, to be issued under the LTIP	Rule 457(h)	3,990,255 (4)	$13.05 (5)	$52,072,827.75	$147.60 per $1,000,000	$7,685.95

Equity	Ordinary Shares, nominal value €0.12 per share, to be issued under the Inducement Plan	Rules 457(c) and 457(h)	1,185,000 (6)	$19.58 (3)	$23,202,300	$147.60 per $1,000,000	$3,424.66

Equity	Ordinary Shares, nominal value €0.12 per share, to be issued under the Inducement Plan	Rules 457(h)	315,000 (7)	$20.24 (8)	$6,375,600	$147.60 per $1,000,000	$941.04

Total Offering Amounts					$87,059,409.05		$12,849.98

Total Fee Offsets (9)							$0

Net Fee Due							$12,849.98

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional ordinary shares in the share capital of NewAmsterdam Pharma Company N.V. (the “Company”), nominal value of €0.12 per share (the “Ordinary Shares”) that may become issuable under the Long-Term Incentive Plan NewAmsterdam Pharma Company N.V. (the “LTIP”) and the Inducement Plan NewAmsterdam Pharma Company N.V. (the “Inducement Plan”) from time to time by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Ordinary Shares.

(2)

Represents Ordinary Shares reserved for issuance under the LTIP as of the date of this Registration Statement. The LTIP includes an “evergreen” provision, which provides that on each January 1st from January 1, 2023 through January 1, 2033, the number of Ordinary Shares available for issuance under the LTIP will automatically increase annually in an amount equal to the lesser of five percent (5%) of the number of Ordinary Shares outstanding as of the close of business on the immediately preceding December 31st and the number of Ordinary Shares determined by the Company’s board of directors.

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $19.58, which was the average of the high and low prices of the Company’s Ordinary Shares as reported on The Nasdaq Global Market on June 27, 2024.

(4)	Represents Ordinary Shares underlying option awards granted and outstanding, but not registered, under the LTIP, as of July 1, 2024.

(5)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.05, which is weighted-average exercise price for options outstanding, but not registered, under the LTIP, as of July 1, 2024.

(6)	Represents Ordinary Shares reserved for issuance under the Inducement Plan as of the date of this Registration Statement.

(7)	Represents Ordinary Shares underlying option awards granted and outstanding, but not registered, under the Inducement Plan, as of July 1, 2024.

(8)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $20.24, which is weighted-average exercise price for options outstanding, but not registered, under the Inducement Plan, as of July 1, 2024.

(9)	The Registrant does not have any fee offsets.